Exhibit 10.2

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (the “Agreement”) is made by and between Joseph Ciaffoni (the “Executive”) and Collegium Pharmaceutical, Inc. (the “Company”). The Executive together with the Company shall be referred to as the “Parties.”

WHEREAS, the Parties entered into an Amended & Restated Employment Agreement dated as of December 27, 2020, as amended by the Amendment to Employment Agreement dated January 20, 2022, (the “Employment Agreement”);

WHEREAS, capitalized terms used but not defined in this Agreement have the meanings given to them in the Employment Agreement;

WHEREAS, the Executive’s employment with the Company will be ending as set forth in the Agreement as a termination by the Company without Cause (the “Separation”);

WHEREAS, in connection with the Separation, the Company shall pay the Executive (i) accrued but unpaid Base Salary through the Separation Date (as defined below), (ii) any expense reimbursements to be paid in accordance with Company policy, and (iii) payments for any accrued but unused paid time off in accordance with the Company’s policies and applicable law (collectively, the “Accrued Benefits”);

WHEREAS, in connection with the Separation, the Executive is eligible to receive the severance pay and benefits as set forth in, and subject to the terms and conditions of, Section 5.1 of the Employment Agreement (the “Severance Benefits”);

WHEREAS, Section 5.1 of the Employment Agreement provides that the Severance Benefits are conditioned on: (a) the Executive’s execution and delivery to the Company and the expiration of all applicable statutory revocation periods, by the 45th day following the effective date of his cessation of employment, of a general release of claims against the Company and its affiliates in a form reasonably prescribed by the Company (the “Release”); and (b) the Executive’s continued compliance with the Restrictive Covenants; and

WHEREAS, this Agreement is the Release referenced in Section 5.1 of the Employment Agreement.

NOW, THEREFORE, the Executive and the Company agree to the terms and conditions of this Agreement as set forth below:

1.Separation from Employment.

(a)

The Executive’s last day of employment with the Company shall be May 24, 2024 (the “Separation Date”). As of the Separation Date, the Executive shall not be eligible to participate in, or be covered by, any employee benefit plan or program offered by or through the Company, and the Executive shall not receive any benefits or payments from the Company, except the Accrued Benefits, as otherwise provided in this Agreement, or under the terms of applicable benefits plans. Additionally, as of the Separation Date, the Executive will no longer have authorization to incur any expenses on behalf of the Company.

(b)	In accordance with Section 5 of the Employment Agreement, upon the Separation Date, unless otherwise requested by the Company, the Executive shall resign immediately from all officer and director positions he then holds with the Company and its affiliates. The Executive shall execute any documents in reasonable form as may be requested to confirm or effectuate any such resignations.

(c)

Regardless if this Agreement becomes effective and irrevocable, information about the Executive’s benefits and rights to continue insurance coverage, including eligibility to extend health benefits at Executive’s own cost under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), will be provided separately to the Executive.

2.Severance Benefits. Subject to the requirements set forth in this Agreement and Section 5.1 of the Employment Agreement, the Company will provide the following Severance Benefits; provided however, notwithstanding the foregoing, the vesting contemplated by Sections 2(c) and 2(d) below are subject to the requirements set forth in this Agreement and Section 5.1 of the Employment Agreement except for the requirement of the expiration of the revocation period set forth in Section 17 of this Agreement:

(a)	continuation of Executive’s Base Salary for a period equal to eighteen (18) months, payable in accordance with the Company’s standard payroll practices;

(b)

payment equal to (i) Executive’s target annual bonus described in Section 4.2.1 of the Employment Agreement multiplied by (ii) 1.5, paid in eighteen (18) substantially equal installments over an eighteen-month period and in accordance with the Company’s standard payroll practices;

(c)

accelerated vesting of any unvested restricted stock, stock options and other equity incentives awarded to Executive by the Company that are solely subject to time-based vesting criteria equal to what would have vested had Executive remained employed for eighteen (18) additional months (the “Time-Based Equity Awards”); provided that the accelerated vesting contemplated by this subsection shall occur as of the later of (i) the Separation Date or (ii) the date the Executive signs this Agreement before the expiration of the Consideration Period (such later date, the “Time-Based Equity Awards Accelerated Vesting Date”); provided, further, that in order to effectuate the accelerated vesting contemplated by this subsection, the unvested portion of the Executive’s Time-Based Equity Awards that would otherwise be forfeited on the Separation Date will be delayed until the earlier of (A) the date the Executive signs this Agreement before the expiration of the Consideration Period (at which time acceleration will occur), or (B) the expiration of the Consideration Period without Executive having signed this Agreement (at which time the unvested portion of the Executive’s Time-Based Equity Awards will be forfeited). Notwithstanding the foregoing, no additional vesting of any unvested restricted stock, stock options and other equity incentives shall occur during the period between the Separation Date and the Time-Based Equity Awards Accelerated Vesting Date. All other unvested restricted stock, stock options and other equity incentives awarded to Executive that are solely subject to time-based vesting criteria shall terminate and be forfeited on the Separation Date;

(d)

vesting and settlement of any unvested restricted stock unit, restricted stock, stock options and other equity incentives awarded to Executive by the Company that are subject to performance-based vesting equal to what would have vested in connection with any annual or cumulative performance vesting period that ends during the eighteen (18) month period immediately following the Separation Date, such determination to be made by the Committee in its reasonable discretion (the “Performance-Based Equity Awards”); provided, however, that with respect to Performance-Based Equity Awards that are based on total shareholder return (“TSR”), the determination of vesting shall be based on TSR for the applicable performance period through the

Separation Date; provided that, subject to the determination being made by the Committee, the vesting and settlement contemplated by this subsection shall occur (if at all) on the first practicable business day following the Committee’s determination that the Performance-Based Equity Awards have vested (the “Performance-Based Equity Awards Vesting Date”); provided, further, that in order to effectuate the vesting and settlement contemplated by this subsection, the unvested portion of the restricted stock unit, restricted stock, stock options and other equity incentives awarded to Executive by the Company that are subject to performance-based vesting that would otherwise be forfeited on the Separation Date will be delayed until the earlier of (A) the expiration of the Consideration Period without Executive having signed this Agreement (at which time the unvested portion will be forfeited), or (B) Performance-Based Equity Awards Vesting Date. Notwithstanding the foregoing, no additional vesting of any unvested restricted stock unit, restricted stock, stock options and other equity incentives awarded to Executive by the Company that are subject to performance-based vesting shall occur during the period between the Separation Date and the Performance-Based Equity Awards Accelerated Vesting Date. All other unvested restricted stock unit, restricted stock, stock options and other equity incentives awarded to Executive by the Company that are subject to performance-based vesting shall terminate and be forfeited on the earlier of (A) the expiration of the Consideration Period without Executive having signed this Agreement, or (B) Performance-Based Equity Awards Vesting Date; and

(e)

waiver of the applicable premium otherwise payable for COBRA continuation coverage for the Executive (and, to the extent covered immediately prior to the Separation Date, his eligible dependents) until the earlier of (i) the end of a period equal to eighteen (18) months; or (ii) the cessation of the Executive’s health continuation rights under COBRA.

The Severance Benefits in Sections 2(a), 2(b), and 2(e) will be paid or provided (or begin to be paid or provided) as soon as administratively practicable after the Effective Date. The Severance Benefits remain subject to, as applicable, Section 5.5 (Compliance with Section 409A), Section 5.6 (PPACA), Section 5.7 (Section 280G), and Section 7.10 (Withholding) of the Employment Agreement.

For the avoidance of doubt, the chart below summarizes the Executive’s equity incentives:

		On the Separation Date if this Agreement does not become effective	On the Separation Date if this Agreement becomes effective
Equity Incentives Solely Subject to Time-Based Vesting	Vested	Restricted Stock Units: -	Restricted Stock Units: 126,541
		Stock Options: 108,293	Stock Options: 108,293
	Unvested	Restricted Stock Units: 295,875	Restricted Stock Units : 169,334
		Stock Options: 0	Stock Options: 0
Equity Incentives Subject to Performance- Based Vesting	Vested	Restricted Stock Units: -	Restricted Stock Units: 199,129 (from PSU vesting)

Unvested	Restricted Stock Units: 288,000	Restricted Stock Units: 165,700

Schedule 1 hereto reflects a schedule of the payments anticipated to be made pursuant to Section 2(a) and 2(b) above and the anticipated payment dates.

3.General Release. In consideration for, among other terms, the Severance Benefits, to which the Executive acknowledges he would not otherwise be entitled, the Executive irrevocably and unconditionally releases and forever discharges the Company, all of its affiliated and related entities, its and their respective predecessors, successors and assigns, employee benefit plans and the fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, consultants, attorneys, accountants, fiduciaries and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown, that, as of the date when the Executive signs this Agreement, he has, ever had, now claims to have or ever claimed to have had against any or all of the Releasees (“Claims”). This release includes, without limitation, the complete waiver and release of all Claims: relating to the Executive’s employment by and termination of employment with the Company; arising in connection with or under the Employment Agreement or any other agreement between the Executive and any of the Releasees; of breach of express or implied contract; of wrongful termination of employment, whether in contract or tort; of intentional, reckless or negligent infliction of emotional distress; of breach of any express or implied covenant of employment, including the covenant of good faith and fair dealing; of interference with contractual or advantageous relations, whether prospective or existing; of deceit or misrepresentation; of discrimination or retaliation under federal, state or local law, including, without limitation, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act (ADEA), and Massachusetts General Laws Chapter 151B; under any other federal, state, local or foreign statute, rule, ordinance or regulation, including, without limitation, the Worker Adjustment and Retraining Notification Act, the Fair Labor Standards Act, the Family and Medical Leave Act and the Massachusetts Family and Medical Leave Law; of promissory estoppel or detrimental reliance; of violation of public policy; for wages, bonuses, commissions, incentive compensation, stock, stock options, vacation pay or any other compensation or benefits, regardless of whether based on the Massachusetts Wage Act, M.G.L. c. 149, §§148-150C, or any other law or agreement; for fraud, slander, libel, defamation, disparagement, personal injury, negligence, or other torts; and for injury or damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief, and attorneys’ fees. The Executive understands that this general release of Claims includes, without limitation, any and all Claims against the Company in respect of any stock-based awards of any kind and as a Company stockholder or option holder arising up to and through the date that the Executive signs this Agreement. The Executive agrees not to accept damages of any nature, other equitable or legal remedies for Executive’s own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Agreement. The Executive understands that this general release does not extend to any rights or claims that may arise out of acts or events that occur after the date on which the Executive signs this Agreement, or to Claims that cannot be released as a matter of law. As a material inducement to the Company to enter into this Agreement, the Executive represents that he has not assigned to any third party and has not filed with any agency or court any Claim released by this Agreement. This release does not affect the Executive’s rights or obligations under this Agreement, nor shall it affect the Executive’s rights, if any, under any “employee benefit plan,” as that term is defined in Section 3(3) of the Employee Retirement Income Security Act, 29 U.S.C. §1002(3).

4.Acknowledgements. Executive acknowledges, represents and warrants each of the following:

(a)

With respect to the payment of an annual bonus as set forth in Section 5.1.1 of the Employment Agreement, the Executive acknowledges and agrees that the Company paid him any and all annual bonuses with respect to the years that ended prior to the Separation Date and that, therefore, the Executive is not entitled to payment pursuant to Section 5.1.1 of the Employment Agreement.

(b)

Other than the Severance Benefits offered as consideration for this Agreement (which the Executive is not entitled to unless and until the Executive executes, does not revoke, and complies with this Agreement and complies with the Restrictive Covenants), the Company has paid or provided all compensation, salary, wages, bonuses, and any and all other benefits and compensation due to the Executive.

(c)

Executive acknowledges and agrees that effective as of the Separation Date (or such later date designated in the applicable plan documents), except for rights under COBRA and/or as otherwise provided by applicable law, the Executive ceased to be eligible to participate in or receive benefits under any benefit plans or programs, including, without limitation, medical, dental and vision insurance plans, life insurance plans, short and long-term disability plans, 401(k) plans and any other benefit plans, sponsored or maintained by the Company or any of the other Releasees; and

(d)

Executive acknowledges and agrees that the preceding information is factually accurate as to the Executive and may be used as a sworn statement of fact in any proceeding between the Executive and the Company.

5.Restrictive Covenants. Subject to the protected disclosures in Section 6 of this Agreement, the Executive acknowledges his obligations under the Restrictive Covenants (as defined in the Employment Agreement) including, without limitation, to maintain the confidentiality of the Company’s confidential information and to refrain from certain solicitation activities; provided, however, that the post-employment restrictions in Sections 6.1.1 and 6.1.2 in the Employment Agreement are hereby waived, terminated, and superseded by the post-employment restrictions stated in Exhibit A to this Agreement, to which the Executive hereby agrees to in connection with the separation of the Executive’s employment with the Company; provided, for the avoidance of doubt, that the Executive’s Restrictive Covenants otherwise remain in effect. The Executive’s post-employment obligations including, without limitation, the restriction to refrain from the competitive activities stated in Exhibit A to this Agreement, shall be subject to Section 6 of this Agreement and Section 6.5 (Acknowledgements), Section 6.6.1 (Specific Enforcement), Section 6.6.2 (Judicial Modification), Section 6.6.3 (Enforceability), Section 6.6.4 (Disclosure of Restrictive Covenants), and Section 6.6.5 (Extension of Restricted Period) of the Employment Agreement.

6.Protected Disclosures. Nothing contained in this Agreement, any other agreement with the Company, or any Company policy or code limits the Executive’s ability, with or without notice to the Company, to: (i) file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”), including without limitation, the Equal Employment Opportunity Commission, the National Labor Relations Board or the Securities and Exchange Commission (the “SEC”); (ii) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including by providing non-privileged documents or information; (iii) exercise any rights under Section 7 of the National Labor Relations Act, which are available to non-supervisory employees, including assisting co-workers with or discussing any employment issue as part of engaging in concerted activities for the purpose of mutual aid or protection;

(iv) discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Executive has reason to believe is unlawful; or (v) testify truthfully in a legal proceeding. Any such communications and disclosures must be consistent with applicable law and the information disclosed must not have been obtained through a communication that was subject to the attorney-client privilege (unless disclosure of that information would otherwise be permitted consistent with such privilege or applicable law). If a Government Agency or any other third party pursues any claim on the Executive’s behalf, the Executive waives any right to monetary or other individualized relief (either individually or as part of any collective or class action), but this does not apply to (and the Company shall not attempt in any way to limit) any right the Executive may have to receive an award pursuant to the whistleblower provisions of any applicable law or regulation for providing information to the SEC or any other Government Agency.

7.Future Cooperation. The Executive agrees to cooperate reasonably with the Company and all of its affiliates (including its and their outside counsel) in connection with (i) the contemplation, prosecution and defense of all phases of existing, past and future litigation about which the Company believes the Executive may have knowledge or information; and (ii) responding to requests for information from regulatory agencies or other governmental authorities (together “Cooperation Services”). The Executive further agrees to make himself available to provide Cooperation Services at mutually convenient times during and outside of regular business hours as reasonably deemed necessary by the Company’s counsel. The Company shall not utilize this section to require the Executive to make himself available to an extent that would unreasonably interfere with full-time employment responsibilities that the Executive may have. Cooperation Services include, without limitation, appearing without the necessity of a subpoena to testify truthfully in any legal proceedings in which the Company or an affiliate calls the Executive as a witness. The Company shall reimburse the Executive for any reasonable travel expenses that the Executive incurs due to the Executive’s performance of Cooperation Services, after receipt of appropriate documentation consistent with the Company’s business expense reimbursement policy.

8.Non-Disparagement. Subject to the protected disclosures in Section 6 of this Agreement, the Executive agrees not to make any disparaging statements concerning the Company or any of its affiliates or concerning the products, services or current or former officers, directors, shareholders, employees or agents of the Company or any of its affiliates.

9.Return of Company Property. By executing this Agreement, Executive confirms that he has returned to the Company all Company property, including, without limitation, computer equipment, cellphones, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company or its affiliates, its or their business, or its or their business relationships (in the latter two cases, actual or prospective) (“Company Property”). Executive certifies that he has not transferred, downloaded, deleted or otherwise altered files or information on any Company laptop or any other Company devices prior to returning them to the Company. Executive agrees to commit to deleting and finally purging any duplicates of files or documents that may contain Company or its affiliates information from any non-Company computer or other device that remains in the Executive’s possession. In the event that the Executive discovers that he continues to retain any Company Property, the Executive shall return it to the Company immediately. For the avoidance of doubt, the obligations in this Section 9 are supplemental to, and not in lieu of, the return of property obligations under the Employment Agreement.

10.Breach. If the Executive breaches any of the Executive’s obligations under this Agreement or the Restrictive Covenants, in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to terminate its payments to the Executive or for the Executive’s benefit under this Agreement. The termination of such payments in the event of the Executive’s breach will not affect the Executive’s continuing obligations under this Agreement or the Restrictive Covenants.

11.No Admission of Wrongdoing. The making of this Agreement is not intended, and shall not be construed, as an admission that the Company or any of the Releasees to have violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrongdoing whatsoever against the Executive or otherwise.

12.Clawback Policy; Entire Agreement. The Executive acknowledges and agrees that payments the Executive may have previously received from the Company and/or may be entitled to receive under this Agreement are or may be subject to clawback or forfeiture pursuant to (i) the Company’s Clawback Policy, as may be amended and/or restated from time to time (the “Clawback Policy”); and (ii) applicable law. The Executive has received and had an opportunity to review the Clawback Policy and agrees to take all required action to enable the enforcement of the Clawback Policy. This Agreement, together with Exhibit A, constitutes the entire agreement between the Executive and the Company, and this Agreement supersedes any previous agreements or understandings between the Executive and the Company, provided that the following remain in effect: (a) the Clawback Policy; (b) the Restrictive Covenants (subject to the modifications in this Agreement); (c) plans and agreements for restricted stock unit, restricted stock, stock options and other equity incentives granted to the Executive, subject to Sections 2(c) and 2(d) of this Agreement; and (d) any other obligations specifically preserved in this Agreement.

13.Waiver. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of a party to require the performance of any term or obligation of this Agreement, or the waiver by a party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

14.Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

15.Governing Law; Interpretation. This Agreement shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles. In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either the Executive or the Company or the “drafter” of all or any portion of this Agreement.

16.Absence of Reliance. In signing this Agreement, the Executive is not relying upon any promises or representations made by anyone at or on behalf of the Company.

17.Time for Consideration; Effective Date. The Executive acknowledges that he has knowingly and voluntarily entered into this Agreement and that the Company advises the Executive to consult with an attorney before signing this Agreement. By entering into this Agreement, the Executive acknowledges that the Executive has been given the opportunity to consider this Agreement for twenty-one (21) days from the Executive’s receipt of this Agreement before signing it (the “Consideration Period”). The Parties agree that any changes to this Agreement do not restart the Consideration Period and that, to accept this Agreement, the Executive must (a) sign the original or a PDF copy of this Agreement on or after the Separation Date and before the expiration of the Consideration Period, and (b) return the signed original or a signed PDF copy of this Agreement so that it is received by Jennifer Porter (***) at or before the expiration of the Consideration Period. If the Executive signs this Agreement before the end of the

Consideration Period, the Executive acknowledges that such decision was entirely voluntary and that he had the opportunity to consider this Agreement for the entire Consideration Period. Except for certain Claims in Section 3 that require a statutory revocation period to be released, the release of Claims in Section 3 is enforceable as of the date that the Executive signs this Agreement. For the period of seven (7) business days from the date when the Executive signs this Agreement, the Executive has the right to revoke this Agreement by written notice to Ms. Porter, provided that such notice is delivered so that it is received at or before the expiration of the seven (7) business day revocation period. This Agreement shall not become fully effective or fully enforceable during the revocation period. This Agreement shall become fully effective and fully enforceable on the first business day following the expiration of the revocation period, provided that the Executive does not revoke during the revocation period (the “Effective Date”).

18.Counterparts. This Agreement may be executed by means of electronic signature or in any number of counterparts, where all such counterparts taken together will be deemed to constitute one and the same instrument. A signed or e-signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed Agreement.

19.Legal Fees. The Company will reimburse the Executive up to $7,500, inclusive of applicable taxes, in respect of legal fees incurred by the Executive in connection with the review and execution of this Agreement. The payment will be made directly to the law firm retained by the Executive upon submission to the Company of any invoice reflecting the total amount due.

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IN WITNESS WHEREOF, the Company has caused this Separation and Release Agreement, together with Exhibit A, to be executed by its duly authorized officer, and Executive has executed this Separation and Release Agreement, together with Exhibit A, on the date(s) indicated below.

COLLEGIUM PHARMACEUTICAL, INC.

By:	/s/ Michael Heffernan
Name:	Michael Heffernan
Title:	Director, Interim President and Chief Executive Officer
Date:	May 24, 2024

JOSEPH CIAFFONI

/s/ Joseph Ciaffoni

Date:	May 24, 2024